CARMAX REVISES FIRST QUARTER EXPECTATIONS;
                     Narrows Earnings Expectation Range and
              Lowers Comparable Store Used Unit Growth Expectations


Richmond, Va., May 20, 2005 - CarMax, Inc. (NYSE: KMX) announced today that it has revised expectations for the first quarter ended May 31, 2005.

        |X| CarMax now expects first quarter earnings to be 35 cents or 36 cents per share.

        |X| CarMax now expects first quarter comparable store used unit growth to be approximately 6%.

On March 30, 2005, CarMax had issued first quarter earnings expectations in a range of 35 cents to 38 cents per share and comparable store used unit growth expectations in a range of 9% to 12%.

"We currently expect first quarter earnings per share to be at the low end of the range we anticipated on March 30 even though we now think we'll report lower-than-expected used unit comp growth of approximately 6%," said Austin Ligon, president and chief executive officer. "Our sales momentum has become less robust as we have progressed through the quarter. We suspect the higher gas prices we noted on March 30 are having some impact on consumer demand. Also as we pointed out on March 30, wholesale auction prices are rising faster than historical norms would indicate they should. We believe such an atypical price rise played a role in the sales softness we experienced last spring and summer, and it appears to be a factor again. We think we learned from last year's experience. Last year in the spring and summer, we kept our inventories higher than our sales rates, anticipating a stronger summer selling season than materialized. This year, we have begun reducing our inventories to get them in line with sales rates. We also are countering the unusually high wholesale market pricing by adjusting our purchase offers on cars that we buy in our stores. A result of our purchase pricing actions is higher margins on the wholesale cars we sell at our in-store auctions.

"We also have seen our DRIVE-financed sales return to normalized levels more rapidly than we had forecast," said Ligon. "We had expected the tax-refund seasonal increase in DRIVE sales to continue into April; they actually returned to normal levels in April. DRIVE-financed sales provide lower incremental margins than sales financed through our other lenders. Consequently, lower-than-expected DRIVE-financed sales have a smaller effect on earnings.

"In addition, CarMax Auto Finance's April public securitization benefited from the recent very strong market demand for asset-backed securities," Ligon said. "Consequently, the cost of funds for this securitization was lower than anticipated. Also, we expect to benefit from a favorable adjustment in the valuation of the retained interest in securitized receivables. We are lowering the loss assumptions on previously securitized receivables, reflecting favorable market conditions and the continued excellent performance of CAF's portfolio."


                                     -more-
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CarMax, Inc.
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First Quarter Fiscal 2006 Earnings Release Date
-----------------------------------------------

As previously announced, the company currently plans to release first quarter results on Monday, June 20, 2005. On that date, CarMax will host a conference call for investors at 8:00 a.m. Eastern time. Domestic investors may access the call at 1-888-298-3261 (conference I.D.: 6459732). International investors should dial 1-706-679-7457 (conference I.D.: 6459732). A live webcast of the call will be available on the company's investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately noon Eastern time on June 20, 2005, and will run through midnight, June 27, 2005. Domestic investors may access the recording at 1-800-642-1687 (conference I.D.: 6459732) and international investors at 1-706-645-9291 (conference I.D.: 6459732). A replay of the call also will be available on the company's investor information home page or at www.streetevents.com.

About CarMax
------------

CarMax, a Fortune 500 company and one of the Fortune 2005 "100 Best Companies to Work For," is the nation's largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 62 used car superstores in 28 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended February 28, 2005, the company retailed 253,168 used cars, which is 92 percent of the total 273,804 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
--------------------------

The company cautions readers that the statements in this release about the company's future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

                                       ###

Contacts:

Investors and Financial Media:
     Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591 Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
     Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594 Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197